Exhibit 99.1

           Joule Inc. Reports Fiscal 2004 Third-Quarter and
                    Nine-Months Financial Results

    EDISON, N.J.--(BUSINESS WIRE)--Aug. 6, 2004--The management of JOULE Inc. (AMEX:JOL), today announced financial results for its fiscal 2004 third quarter and nine months ended June 30, 2004.
    Revenues for the fiscal 2004 third quarter were $18,643,000, an increase of 4.7 percent, compared with $17,799,000 for the same period last year. The Company reported a 12.7 percent increase in net income to $142,000, or $0.04 per diluted share, for the fiscal 2004 third quarter compared with net income of $126,000, or $0.03 per diluted share, for the same period last year. Included in this year's third quarter was $71,000 of fees paid to the Special Committee of the Board of Directors and its advisors in connection with the Committee's evaluation of the going private transaction discussed below.
    For the nine months ended June 30, 2004, revenues improved 3.5 percent to $53,100,000 compared to $51,325,000 for the same year-ago period. The Company recorded net income of $288,000, or $0.08 per diluted share, for the 2004 nine months compared with a net loss of $314,000, or $0.09 per diluted share, for 2003's comparable nine months, as a result of cost management and higher revenues in the current year. Fiscal 2004's nine-month financial results also included expenses of $174,000 related to the Special Committee and its advisors' work on the going private transaction.
    John G. Wellman, Jr., President and Chief Operating Officer, commented: "During the quarter the Company experienced a pickup in its industrial services and commercial staffing business groups, while technical staffing was steady. Hopefully there will be no unforeseen negative economic events occurring for the remainder of the fiscal year."
    As previously announced, JOULE has entered into a "going private" Merger Agreement with JAC Acquisition Company, Inc. ("JAC"), which is owned by Emanuel N. Logothetis, the founder, Chairman of the Board and Chief Executive Officer of JOULE, members of his immediate family and John G. Wellman, Jr., President and Chief Operating Officer of JOULE (collectively, the "JAC Group"), whereby JAC will merge with and into JOULE, with JOULE as the surviving company (the "Merger"). At the effective time of the Merger, JOULE will become a privately held company owned solely by the members of the JAC Group and holders of JOULE common stock, other than the members of the JAC Group and those who perfect appraisal rights under Delaware law, will be entitled to receive $1.70 per share in cash, without interest, upon surrender of their stock certificates. JOULE has filed with the Securities and Exchange Commission ("SEC") and mailed to its stockholders a definitive information statement, containing important information regarding the Merger, including the recommendation of the Special Committee and the approval of the board of directors of JOULE in respect of the Merger Agreement. Stockholders of JOULE are advised to read carefully the definitive information statement and related materials. The information statement is available on the SEC's website at http://www.sec.gov or at JOULE's website at http://www.jouleinc.com. The Merger is expected to be consummated on August 13, 2004.
    JOULE Inc. is a staffing company providing a variety of technical, commercial and industrial services. Established in 1965, JOULE Inc. operates 15 branch offices, primarily in the greater New Jersey area as well as Alabama, Illinois and Massachusetts.
    This news release includes forward-looking statements within the meaning of the federal securities laws that are subject to risks and uncertainties. Factors that could cause the Company's actual results and financial condition to differ from the Company's expectations include, but are not limited to, a change in economic conditions that adversely affects the level of demand for the Company's services, competitive market and pricing pressures, the availability of qualified temporary workers, the ability of the Company to manage growth through improved information systems and the training and retention of new staff, and government regulation.



                              JOULE INC.

                         Financial Highlights
               (In thousands, except per-share amounts)

                                  Unaudited            Unaudited
                              Three Months Ended:  Nine Months Ended:
                                  June 30,              June 30,
                               2004      2003       2004      2003
                            --------------------- --------------------

Revenues                       $18,643   $17,799    $53,100   $51,325

Income (loss) before income
 taxes                             278       206        552      (516)

Income tax provision
 (benefit)                         136        80        264      (202)
                            --------------------- --------------------

Net income (loss)              $   142   $   126    $   288   $  (314)
                            --------------------- --------------------

Basic earnings (loss) per
 share                         $  0.04   $  0.03    $  0.08   $ (0.09)
                            --------------------- --------------------

Diluted earnings (loss) per
 share                         $  0.04   $  0.03    $  0.08   $ (0.09)
                            --------------------- --------------------

Common shares outstanding -
 basic                           3,684     3,684      3,684     3,684

Common shares and common
equivalents outstanding -
 diluted                         3,696     3,685      3,694     3,684




    CONTACT: Joule Inc.
             John G. Wellman, Jr., 732-548-5444